Exhibit 10.1

                                                                   June 25, 2007


Bruce Besanko
[Address]


Dear Bruce:

     It starts with talent; it starts with you! Congratulations! We are very pleased to extend this conditional offer of employment as Executive Vice President and Chief Financial Officer with Circuit City Stores, Inc. This offer of employment is contingent on the satisfactory completion of Circuit City's applicant screening process.

     This position will report to our Chairman, President & Chief Executive Officer, will be located in Richmond, Virginia and have varied responsibilities for Circuit City with broader functions to be determined as the business needs develop.

     Our offer includes the following compensation package:

     1. Initial base salary of $500,000 per year.

     2. In addition to your Base Salary, you shall be entitled to participate in the Company's short-term incentive program, as such program may exist from time to time during the Term of your employment.

        Under the Company's short-term incentive plan, you have the opportunity to earn an annual bonus with respect to any fiscal year of the Company ("Annual Bonus"). The Annual Bonus, if earned, with respect to a particular fiscal year, will generally be in an amount that is not less than eighty percent (80%) of your Base Salary for the fiscal year with respect to which the Annual Bonus is being paid (the "Minimum Bonus Rate") and is commensurate with the position of Executive Vice President of the Company. This bonus is prorated for the number of months that you are employed during the fiscal year. It is based on both employee and company performance, is governed by the provisions of the company's bonus program, and is not guaranteed. You must be actively employed with the company on or before December 1 of the fiscal year, in an eligible position and work through the check distribution date to be eligible, if a bonus is paid. As agreed, for fiscal year 2008, you will receive a one time minimum guaranteed bonus in the amount of $400,000 (gross) paid at the conclusion of fiscal year 2008, if you are employed with the company on the check distribution date.

     3. A car allowance of $858.00 per month will be provided in addition to your salary. Under current IRS regulations, this must be treated as W-2 income to you. Any business use of your car can be submitted as a travel expense at $0.445 per mile.

     4. Participation in the Officer Evaluation Program (O.E.P.) to a level of $8,000 retail value. This program is designed to allow our officers to test products in their home.

     5. You will receive a financial planning allowance of $6,000 per year.

     6. You will be eligible to participate in all relevant long-term incentive plans offered by the Company. You must be actively employed as a full-time associate on the vesting dates. In addition, the following long-term incentives will apply:

        a. You will receive an initial non-qualified stock option grant of 200,000 shares, vesting one-quarter (1/4) per year at the end of years 1, 2, 3, and 4.

        b. You will receive a restricted stock grant of 100,000 shares, vesting one-quarter (1/4) per year at the end of years 2 and 3, and one-half (1/2) at the end of year 4.

     7. As an associate you are entitled to participate in our comprehensive benefits program. Benefits currently include health, dental and vision care, life insurance, short-term and long-term disability, and a 401(k) plan. Some of these benefits require a waiting period and/or employee contribution. Should you choose to enroll, you have 31 days from the date of eligibility to turn in the Benefits Forms.

     8. Enclosed please find your Employment Agreement. Please review in particular Article 7 "Employment Termination" which details the termination of employment to include separation pay (Article 7.4), Article 8 "Non competition and Confidentiality" and Article 9 "Change in Control".

     9. The Company will reimburse you for reasonable moving expenses in connection with your relocation to Richmond, VA.

        a. Upon acceptance of our offer of employment, Circuit City Stores, Inc. is also prepared to offer relocation assistance. We will pay reasonable costs associated with one five day house hunting trip to Richmond, VA, the moving of your household goods by professional van lines, and the expenses while you are in transit to your new home. We will also cover the cost of temporary living up to ninety (90) days for you, the associate. Please contact Linda Owen, Relocation Manager, at 888-777-2419, ext. 4416 to begin the process.

        b. You are also eligible to receive a relocation miscellaneous expense allowance in the amount of $25,000 (gross). This miscellaneous expense allowance will be paid to you within 30 days after our Relocation Department receives a signed copy of your relocation letter and will be taxable income to you at the time it is paid.

           As a reminder, with any relocation there may be out of pocket expenses. The relocation expense allowance is to be reserved for out of pocket expenses that may occur during your relocation such as but not limited to the following, short fall after gross up, loss on sale of your house in origin, repairs/maintenance on your origin house that may be identified on the Circuit City inspection report, deposit on a real estate contract, hook up for utilities, or car tag transfer.

        c. The Company is also prepared to purchase your home at a fair market value. Circuit City Realtors will be assigned to assist you with the sale of your current residence and the purchase of your new residence. These highly qualified agents will help you through the entire process, working in tandem with our Relocation Department. The Relocation Department will have the Realtors in both areas contact you to help make informed decisions on your home purchase.

        d. We will pay all reasonable and customary closing costs, contingent upon utilization of Circuit City's preferred Realtor, excluding discount points, in your destination and origin area. The Relocation Department will provide a complete breakdown of the closing costs covered. The closing cost is taxable income to you and the withholding required on deductible closing costs (i.e., Origination points will be treated as income and reported on your W-2).

        e. This Relocation Agreement provides considerable benefits to you at substantial cost to Circuit City. In accepting relocation assistance you understand that if you voluntarily terminate your employment, or the company terminates your employment, within the first twenty-four (24) months following your effective date of employment, you will immediately incur an obligation to reimburse Circuit City for the costs of the relocation assistance provided, including any miscellaneous expenses, any relocation bonus, taxable expenses, and non-taxable expenses. This reimbursement obligation will be prorated in half-year increments to reflect the period for which you remain employed. For example, if you leave within six months following your effective date of employment, you will immediately be obligated to reimburse 100% of the cost of relocation assistance you received. If you leave between six months and twelve months following your effective date of employment, you will immediately be obligated to reimburse 75%, and so on.

     To accept this offer please sign and return it to Jennifer McCorey not later than Monday, July 2, 2007. The second copy of this letter is for your records. Once these details are out of the way we will get you some additional information on Circuit City.

     Bruce, we are excited to have you join the Circuit City team! This is a challenging opportunity and we believe your skills and strengths will be an asset to the company.


                                   Sincerely,



                                  Eric A. Jonas, Jr.
                                  Senior Vice President
                                  Human Resources


ACCEPTED


--------------------------------------------         ------------------------
Bruce Besanko                       SSN:                        Date Accepted


c:       Jennifer McCorey
         Mike J. Nichols
         Linda Owen